Exhibit 99.1

Federal-Mogul Acquires Daros Group to Strengthen

Global Market Leadership in Industrial Piston Rings

Combined Industrial Piston Rings Business Expands Company’s Global Presence and Leading

Portfolio of Growing Energy, Industrial and Transport Products

SOUTHFIELD, Mich., June 15, 2010….Federal-Mogul (NASDAQ: FDML) announced today it has acquired the Daros Group, a privately-owned supplier of high technology piston rings for large-bore engines used in industrial energy generation and commercial shipping, with operations in China, Germany and Sweden. Details of the transaction were not disclosed. The acquisition enhances Federal-Mogul’s global leading position in the industrial piston rings market by creating an extensive portfolio of two-stroke and four-stroke piston ring products. The combined business will offer customers a wide range of high technology piston rings and ongoing service and refurbishment solutions for commercial engines, supported globally by engineering and manufacturing locations in Europe and Asia.

“The market for industrial engine piston rings is growing, as global energy companies and expanding global logistics providers require additional power generation and shipping capacity. Federal-Mogul and Daros have a strong, complementary product portfolio and global footprint,” said José Maria Alapont, Federal-Mogul President and CEO. “This acquisition also will enable Federal-Mogul to capitalize on new market growth utilizing integrated global engineering and manufacturing capacity. Federal-Mogul expects further sales opportunities in global industrial markets as customers increase orders for industrial engine refurbishment.”

Industrial piston rings vary in size from approximately 145 mm (5.7 inches) up to 980mm (38.6 inches). The rings are used mainly in large engines with a power output up to more than 100,000 kW (136,000 horsepower) for power generation in commercial ships like container vessels, super tankers and bulk carriers. The rings are made of special cast iron, machined with complex geometries and are finished with extremely wear resistant coatings like plasma-sprayed metal-oxides and chrome-ceramics. Piston rings are crucial elements required to seal the combustion chamber in the engine while the piston moves up and down inside the cylinder. The piston-ring set also aids in the transfer of heat out of the combustion-chamber and in the distribution of lubricants to the cylinder wall to allow for smooth and efficient operation in demanding conditions involving multi-year duty cycles.

“The global market for industrial, large-bore piston rings is a strategic opportunity for Federal-Mogul,” explained Rainer Jueckstock, Senior Vice-President Powertrain Energy Business Unit. “We intend to invest in this market to offer technology and service to support all-new industrial engine programs and the recurring maintenance requirements of our global customers. The consolidation of the Daros team into Federal-Mogul will give the team new market access, specialized technology and access to capital for innovation and business growth,” he added.

Alapont commented that like Federal-Mogul, Daros also specializes in products for related markets, such as wind energy. “The combined portfolio, engineering and manufacturing resources and integrated commercial channels will strengthen our market presence and offer our customers innovative and technology leading products, combined with world-class quality and delivery. This acquisition is another important step in our strategy to develop sustainable global profitable growth,” continued Alapont.

The Daros Piston Ring business adds approximately 220 employees to Federal-Mogul’s global operations and the acquisition includes manufacturing locations in China, Sweden and Germany. After the Daros business is integrated into Federal-Mogul, industrial piston rings will be sold under the Federal-Mogul Goetze® and Daros® brands according to their respective market presence and engine type.

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About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket.

The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs nearly 41,000 people in 33 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

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CONTACT: Steve Gaut 248.354.7826